SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

January 24, 2006

Date of Report (date of earliest event reported)

COGNIGEN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-11730	84-1089377
(State or other jurisdiction	(Commission File No.)	I.R.S. Employer
of incorporation)		(Identification No.)

6405 218th Street, SW, Suite 305, Mountlake Terrace, Washington	98403
(Address of principal executive offices)	(Zip Code)

(425) 329-2300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Our Board of Directors voted to increase the numbers of directors from four to five on January 18, 2006 and voted unanimously to invite Mr. Roy D. Banks to fill the vacancy created with this increase. On January 26, 2006, Mr. Banks accepted this invitation to be one of our directors.

Mr. Banks is currently President of Authorize.net, a company offering transaction processing products. As President of Authorize.Net, Mr. Banks oversees daily business operations as well as finance, engineering, sales, marketing and risk management activities. Mr. Banks joined Authorize.Net in July 1999 as vice president of business development. Under his guidance and leadership, Authorize.Net’s merchant portfolio has grown from 35,000 active merchants to over 136,000. He has also driven the growth of the Authorize.Net reseller distribution channel to over 3,000 independent sales organizations. He has also been instrumental in the overall revenue growth and increased profitability of the Authorize.Net business resulting in average year over year growth of 25 to 30 percent. He previously held engineering and marketing positions with WordPerfect, Novell, Modus Media International, and Power Quest.

In 2005 Mr. Banks was elected to the Electronic Transaction Association (ETA) Board of Directors, an international trade association serving the needs of organizations offering transaction processing products/services. Mr. Banks has also served in the Department of the Navy and holds a BS in Marketing from Utah Valley State College.

There was no arrangement or understanding between Mr. Banks and any other person pursuant to which Mr. Banks was selected as one of our directors.

Mr. Banks was not appointed to any committees of our Board of Directors and it is not known whether he will be so appointed.

There are no transactions during the last two years and there are no proposed transactions in which we are a party and in which Mr. Banks has a material direct or indirect interest.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2006	COGNIGEN NETWORKS, INC.
/s/ Gary L. Cook
Gary L. Cook
Acting President